SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WESTERN ASSET INFLATION-LINKED

INCOME FUND

(Name of Registrant as Specified in Its Charter)

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Your Vote Is Important
No Matter How Many or How Few Shares You Own
June 1, 2020
Dear Fellow Shareholder:
In the coming weeks, you will have an important decision to make regarding the future of your investment in Western Asset Inflation-Linked Income Fund (the “Fund”). On July 14, 2020, we are scheduled to hold a Special Meeting of Shareholders (the “Special Meeting”) to approve new agreements between the Fund and its investment manager and subadvisers that have developed and implemented the Fund’s strategy to consistently deliver strong total returns and stable distributions for shareholders.
As you may be aware, Legg Mason Inc. (“Legg Mason”), the parent company of the Fund’s investment manager and subadvisers, has entered into an agreement with Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, under which Franklin Templeton will acquire Legg Mason. This combination would create one of the world’s largest independent, specialized global investment managers with a total of $1.5 trillion in assets under management (based on Legg Mason and Franklin Templeton assets under management as of January 31, 2020). Upon completion of the sale, the Fund’s investment manager and the subadvisers will become subsidiaries of Franklin Templeton.
The sale will result in what is commonly called a “change of control” of Legg Mason and will cause the Fund’s current management and subadvisory agreements to terminate in accordance with applicable law. In order for the Fund’s operations to continue uninterrupted, shareholders are being asked to vote ahead of the Special Meeting to approve the establishment of new agreements.
The new agreements will be identical to the current agreements, except for the dates of execution, effectiveness and termination. The sale will not result in any changes to the contractual management fee rates charged to the Fund, nor will the sale itself change the currently effective expense waiver and reimbursement arrangements applicable to the Fund. The sale is also not expected to result in any diminution in the investment management services provided to the Fund or any changes to the portfolio managers. Following the sale, Legg Mason and its affiliates will be part of an organization with greater scale, broader distribution capabilities and new opportunities to grow.
The Fund’s Board of Trustees unanimously recommends that shareholders vote on the WHITE proxy card “FOR” the approval of the new management agreement for the Fund’s manager and the new subadvisory agreement for the Fund’s subadvisers.
Your Vote Matters
Protect the Value of Your Investment — Vote the WHITE Proxy Card Today

Protect the Value of Your Investment by Voting “FOR” the Renewed Management and Subadvisory Agreements on the WHITE Proxy Card Today
The Fund’s Board of Trustees unanimously recommends that you vote on the WHITE proxy card “FOR” the proposals put forward by Legg Mason related to the change of control. This will ensure that your Fund’s management team continues to operate the Fund while delivering sustainable, long-term returns and value for all shareholders.
Your vote is important, no matter how many or few shares you own.
Thank you for your continued support.
Sincerely,
The Western Asset Inflation-Linked Income Fund Board of Trustees
Your Vote is Important, No Matter How Many or How Few Shares You Own
You can vote by internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.
If you have any questions about how to vote your shares or need additional assistance, please contact:
Innisfree M&A
Shareholders Call Toll Free: (877) 800-5185
Incorporated
Banks and Brokers Call: (212) 750-5833
Forward Looking Statement
Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.
All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.